Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT TO RESTATE ITS PREVIOUSLY FILED 2010
QUARTERLY FINANCIAL RESULTS

  Net Income For The Nine Months Ended September 30, 2010 Increases By Approximately $25 Million
  Book Value At September 30, 2010 Increases To approximately $44.20 Per Share

     NEW YORK — February 2, 2011 — CIT Group Inc. (NYSE: CIT), a leading provider of financing to small businesses and middle market companies, today announced that it will restate its financial statements for each of the first three quarters of 2010. The effect of the restatement from the revised results that were included in the Company’s September 30, 2010 Form 10-Q is an increase in net income of approximately $25 million for the nine months ended September 30, 2010, resulting in net income of approximately $445 million for that period. Net Income for the quarters ended March 31st and June 30th, of 2010 will increase by approximately $30 million and $10 million, respectively, and net income for the quarter ended September 30, 2010 will decrease by approximately $15 million. The December 31, 2009 balance sheet will also be revised. The combined impact of these changes is an increase of approximately $0.10 per share to the previously reported book value and no change to the previously reported tangible book value, both as of September 30, 2010.

     The restatement of the quarterly financial results will be made in connection with the filing of CIT’s 2010 Form 10-K and will include both these corrections, as well as the revisions previously reported in the third quarter Form 10-Q.

    The restatement is being made to correct for errors found by management subsequent to the filing of the Company’s third quarter Form 10-Q that relate primarily to the application of Fresh Start Accounting (FSA). Errors in the initial allocation of FSA adjustments to specific contracts at December 31, 2009 affected finance receivables, deposits, intangible assets and other assets at that date and the subsequent accretion and amortization of those adjustments in 2010. In addition, incorrect changes to FSA accretion and amortization schedules, which were made due to changes in the status of the associated asset or liability, also affected accretion and amortization in 2010.

     The restatement also includes a correction to consolidate a variable interest entity (VIE) in connection with the implementation of new consolidation accounting guidance (ASC 810-10) at the beginning of 2010, and adjustments to the timing of recognition of certain tax items. The consolidation of the VIE increased net finance receivables by approximately $435 million, restricted cash by over $20 million and debt by approximately $465 million and had a minimal benefit to net income. The net effect of these corrections also resulted in an increase of approximately $15 million to goodwill at December 31, 2009 and subsequent periods.

     Additional information is provided in the Form 8-K that will be filed with the Securities and Exchange Commission and will be available on the Company's Web site www.cit.com.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a bank holding company with more than $35 billion in finance and leasing assets. It provides financing and leasing capital to its more than one million small business and middle market clients and their customers across more than 30 industries. CIT maintains leadership positions in small business and middle market lending, factoring, retail finance, aerospace, equipment and rail leasing, and global vendor finance. www.cit.com

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CIT MEDIA RELATIONS:
C. Curtis Ritter
Vice President
Director of External and Internal Communications & Media Relations
(973) 740-5390
curt.ritter@cit.com

CIT INVESTOR RELATIONS:
Ken Brause
Executive Vice President
(212) 771-9650
ken.brause@cit.com